EXHIBIT 99

                                 [INTERNATIONAL DISPLAYWORKS, INC. LOGO OMITTED]

 International DisplayWorks Completes Acquisition of Three-Five System's Beijing
                        Manufacturing Facilities and Business

    Accelerates Entry into TFT Market and Significantly Expands Customer Base

                              FOR IMMEDIATE RELEASE

For additional information contact:
Tom Lacey, CEO                              or       Matthew Hayden, President
International DisplayWorks, Inc.                     Hayden Communications, Inc.
(916) 415-0864                                       (843) 272-4653
                                                     matt@haydenir.com

ROCKLIN, Calif., -- April 13, 2005-- International DisplayWorks, Inc. (Nasdaq:
IDWK), a designer and manufacturer of high-quality liquid crystal displays
(LCDs), modules and assemblies, today announced it has closed the purchase of the outstanding stock of Three Five System's manufacturing facility and business in Beijing, China for $8 million in cash, the assumption of $2.4 million in debt, and an earn-out provision based on two specific revenue targets.
The acquisition is anticipated to provide several benefits to the Company, including: o Accelerates IDW's revenue growth and the Company's entry into the TFT business. o Significantly expands the Company's existing product portfolio for mobile devices.

     o Provides IDW access to new customers, including several Fortune 500 companies in the cell phone, industrial, printer and medical device industries.

     o The facility increases revenue production capacity by approximately 35 percent to approximately $700 million overall.

     o Provides IDW with an ISO-certified, 56,000 square-foot Beijing facility, manufacturing equipment, $2 million in qualified inventory, and a recoverable VAT credit of approximately $675,000. The earn-outs carry two separate and distinct provisions, and if met will be paid in IDW common stock valued at the time of issuance. The first earn-out is predicated upon TFT cell phone display revenues from a specified customer during the first twelve months and the second is based upon a combination of TFT and STN displays during the same period. There are minimum revenue requirements for each of the earnouts, the total minimum of which equals $84 million.

"We are very pleased to have completed this transaction ahead of schedule and expect it to be accretive to our earnings per share in the third quarter of our current fiscal year, and be accretive to cash flow by the first fiscal quarter of 2006," commented Tom Lacey, IDW's Chairman and Chief Executive Officer. "We are estimating a cash payback of approximately five to six quarters and revenue generated will be comprised of approximately 70 percent in TFT displays, primarily used in cell phones, and approximately 30 percent in STN displays. We will implement our low-cost SG&A model across this new facility, combining existing resources with those at our North Campus to improve overall efficiency and maintain blended gross margins which are in-line with current forecasts in the low 20 percent range." IDW intends to fund the entire transaction via their existing credit facility and the cash generated from operations.

About International DisplayWorks

International DisplayWorks, Inc. is a manufacturer and designer of high quality liquid crystal displays, modules and assemblies for a variety of customer needs including OEM applications. IDW operates 466,000 square feet of manufacturing facilities in the People's Republic of China (PRC) and employs approximately 2,900 people. Sales offices are located in US, Europe, Hong Kong, Singapore, and China. Copies of IDW's 10-K and other documents as filed with the SEC are available through a link on our web site: www.idwk.com.


NOTE: The foregoing is news relating to International DisplayWorks, Inc. ("IDW") and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to IDW or its management, including without limitation, IDW and its subsidiaries, are intended to identify such forward-looking statements. IDW's actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to IDW's 10-K and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by the Company and is meant purely for informational purposes.